Exhibit 5.2

Skadden, Arps, Slate, Meagher & Flom llp
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December 4, 2024

Hut 8 Corp.
1101 Brickell Avenue, Suite 1500

Miami, Florida 33131

Re:             Hut 8 Corp. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to Hut 8 Corp., a Delaware corporation (the “Company”), in connection with the resale by Anchorage Lending CA, LLC, a California limited liability company (the “Selling Stockholder”), of up to 2,313,435 shares (the “Secondary Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issued to the Selling Stockholder pursuant to the Debt Repayment Agreement (as defined below).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)            the registration statement on Form S-3ASR of the Company relating to Common Stock and other securities of the Company to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

Hut 8 Corp.

December 4, 2024

(b)            the prospectus, dated December 4, 2024 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)            the prospectus supplement, dated December 4, 2024 (together with the Base Prospectus, the “Prospectus”), relating to the resale of the Secondary Shares, which forms a part of and is included in the Registration Statement;

(d)            an executed copy of the Debt Repayment Agreement, dated as of September 27, 2024 (the “Debt Repayment Agreement”), by and among the Company, U.S. Data Mining Group, Inc., US Data Guardian LLC, U.S. Data Technologies Group Ltd. and the Selling Stockholder;

(e)            an executed copy of a certificate of Victor Semah, Chief Legal Officer and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(f)            a copy of the Company’s Amended and Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of December 2, 2024, and certified pursuant to the Secretary’s Certificate (the “Certificate of Incorporation”);

(g)            a copy of the Company’s Amended and Restated Bylaws (the “Bylaws”), as in effect as of the date hereof, certified pursuant to the Secretary’s Certificate; and

(h)            a copy of certain written consents of the Board of Directors of the Company, dated September 25, 2024 and December 1, 2024, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Selling Stockholder and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, the Selling Stockholder and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. With respect to our opinion set forth below, we have assumed that (i) the Company received the consideration for the Secondary Shares set forth in the Debt Repayment Agreement and the applicable board resolutions approving the issuance of all such Secondary Shares and (ii) the issuance of the Secondary Shares has been registered in the Company’s share registry. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Selling Stockholder and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties set forth in the Debt Repayment Agreement.

Hut 8 Corp.

December 4, 2024

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

As used herein, “Organizational Documents” means those documents listed in paragraphs (f) and (g) above.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Secondary Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.

In addition, in rendering the foregoing opinion we have assumed that:

(a)            the Company’s issuance of the Secondary Shares did not (i) except to the extent expressly stated in the opinion contained herein, violate any statute to which the Company or such issuance is subject, or (ii) constitute a violation of, or a breach under, or require the consent or approval of any other person under, any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Organizational Documents or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in the Company’s Transition Report on Form 10-K for the transition period from July 1, 2023 to December 31, 2023, filed with the Commission on March 28, 2024, although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such agreements or instruments).

This opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP